Exhibit 10.1

Non-Employee Director Compensation(1)

	Current	Effective May 1, 2024
Committee Chair
Audit and Risk Committee	$30,000	$30,000
Compensation, Talent and Culture Committee	$25,000	$25,000
Strategy and Finance Committee	$25,000	$25,000
Governance and Corporate Responsibility Committee	$25,000	$25,000
Committee Member
Audit and Risk Committee	$10,000	$10,000
Compensation, Talent and Culture Committee	$10,000	$10,000
Strategy and Finance Committee	$10,000	$10,000
Governance and Corporate Responsibility Committee	$10,000	$10,000
Annual Compensation
Annual Cash Retainer	$80,000	$90,000
Annual Restricted Stock Units (non-Lead Director)(2)	$185,000	$210,000
Annual Restricted Stock Units (Lead Director) (2)	$235,000	$260,000

(1) Each Board term commences on May 1st of the then-current year and concludes on April 30th of the following year. Accordingly, retainer fees are paid and restricted stock units are granted on May 1st of each year. Restricted stock units vest on the first anniversary of the grant date.  Awards are prorated and vesting schedules adjusted for new directors joining in advance of the Annual Shareholders’ Meeting.
(2) The aggregate fair market value of the restricted stock units is based on the closing price of MSCI Inc.’s common stock as reported by The New York Stock Exchange on the date prior to the date of grant.
Members of the Board of Directors are subject to the Non-Employee Director Stock Ownership Guidelines, which are described in the MSCI Inc. Corporate Governance Policies available on the Investor Relations section of MSCI website’s (http://ir.msci.com). Information contained on our website is not deemed part of or incorporated by reference into this Annual Report on Form 10-K or any other report filed with the SEC. Additional information regarding MSCI Inc.’s non-employee director compensation program is available in its proxy statement for its annual meeting of shareholders.